Exhibit 99.1

News Release

Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI 49525
616.527.5820

For Release:	Immediately

Contact:	William B. Kessel, President and CEO, 616.447.3933
Robert N. Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION REPORTS
2015 FOURTH QUARTER AND FULL YEAR RESULTS
AND 2016 SHARE REPURCHASE AUTHORIZATION

GRAND RAPIDS, Mich., Jan. 25, 2016 - Independent Bank Corporation (Nasdaq: IBCP) reported fourth quarter 2015 net income of $5.6 million, or $0.25 per diluted share, versus net income of $3.9 million, or $0.17 per diluted share, in the prior-year period.

For the year ended Dec. 31, 2015, the Company reported net income of $20.0 million, or $0.86 per diluted share.  This compares to net income of $18.0 million, or $0.77 per diluted share, in 2014.

The Company’s fourth quarter of 2015 was highlighted by:

●	42.7% and 47.1% increases in net income and diluted earnings per share, respectively, over the year ago quarter.
●	Further growth in commercial loan balances, which increased $22.0 million (representing a 12.0% annualized rate) in the fourth quarter of 2015.
●	A $32.6 million bulk purchase of fixed rate jumbo mortgage loans with all of the collateral property located in Michigan.
●	Further growth in total deposit balances, which increased $25.0 million (representing a 4.8% annualized rate) in the fourth quarter of 2015.
●	Continued progress in improving asset quality, with non-performing assets down $1.8 million, or 9.2%, since Sept. 30, 2015.
●	Share repurchases of 308,037 at a weighted average price of $14.52 per share.
●	Payment of an eight cent per share dividend on Nov. 16, 2015.

The Company’s full year 2015 results were highlighted by:

●	11.1% and 11.7% increases in net income and diluted earnings per share, respectively, over the prior year.
●	Total net portfolio loan growth of $105.1 million, or 7.5% (adjusted to 5.2% when excluding the bulk mortgage loan purchase).
●	A $161.7 million, or 8.4%, increase in total deposits.
●	A $3.8 million, or 17.6%, decrease in non-performing assets and a $2.5 million, or 77.9%, decline in loan net charge-offs.
●	Share repurchases of 967,199 at a weighted average price of $13.96 per share.
●	A 3.6% increase in tangible book value per share to $11.18 at Dec. 31, 2015.

William B. (“Brad”) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented: “We are pleased to report solid fourth quarter and full year 2015 results, with diluted earnings per share up 47.1% and 11.7%, over the respective year ago periods.  As we assess all of 2015, we are proud of our many significant achievements, including: increased loan and deposit balances; growth in revenues and earnings; a reduction in non-performing assets and the implementation of several new technology driven initiatives to better serve our customers.  As we move into 2016, we recognize the importance of continuing our improved performance.  We continue to evaluate and implement initiatives to grow loans and core deposits as well as to improve our operating efficiency.  We believe our balance sheet is well positioned to benefit from a higher interest rate environment in 2016.  In addition, we are announcing the continuation of our share repurchase program.”

Operating Results

The Company’s net interest income totaled $19.4 million during the fourth quarter of 2015, an increase of $1.3 million, or 7.2% from the year-ago period, and an increase of $0.5 million, or 2.7%, from the third quarter of 2015. The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 3.56% during the fourth quarter of 2015, which is unchanged from the year-ago quarter and was 3.58% in the third quarter of 2015. The increase in net interest income is principally due an increase in average interest-earning assets.  Average interest-earning assets were $2.18 billion in the fourth quarter of 2015 compared to $2.03 billion in the year-ago quarter and $2.11 billion in the third quarter of 2015.

For the full-year of 2015, net interest income totaled $75.0 million, an increase of $1.7 million, or 2.4% from 2014.  This increase in net interest income is primarily due to an increase in average interest-earning assets that was partially offset by a decline in the net interest margin. Average interest-earning assets totaled $2.11 billion in 2015 compared to $2.01 billion in 2014.  The Company’s net interest margin for all of 2015 decreased to 3.58% compared to 3.67% in 2014. The decrease in the net interest margin is primarily due to the prolonged low interest rate environment that has resulted in declining average yields on the Company’s loan portfolio.

Service charges on deposits totaled $3.1 million and $12.4 million, respectively, for the fourth quarter and full year of 2015, compared to $3.3 million and $13.4 million, respectively, in the year ago periods.  The decline in service charges is due principally to a decrease in non-sufficient funds (“NSF”) occurrences and related NSF fees.

Interchange income totaled $1.9 million and $8.5 million for the fourth quarter and full year of 2015, respectively, compared to $2.2 million and $8.2 million, respectively, in the year ago periods.  The decline in interchange income on a comparative quarterly basis is principally due to a decrease in volume incentives earned under the Company’s debit card brand agreement that was executed in January 2014. The full-year increase in interchange income also reflects the impact of the aforementioned debit card brand agreement as the card conversion was not completed until September 2014.

Net gains on mortgage loans were $1.7 million in the fourth quarter of 2015, compared to $1.5 million in the year-ago quarter.  For the full year of 2015, net gains on mortgage loans totaled $7.4 million compared to $5.6 million in 2014. The quarterly comparative increase in net gains relate primarily to improved margins on sales.  The full-year increase in net gains is principally due to higher mortgage lending and sales volumes due to growth in both purchase money mortgages, (reflecting stronger housing activity) as well as in refinance activity (reflecting lower interest rates during parts of 2015) .

Mortgage loan servicing generated income of $1.3 million and a loss of $0.6 million in the fourth quarters of 2015 and 2014, respectively.  For all of 2015 and 2014, mortgage loan servicing generated income of $1.8 million and $0.8 million, respectively.  The comparative variances are due primarily to changes in the impairment reserve and in the level of amortization of capitalized mortgage loan servicing rights.  The Company recorded a $0.8 million recovery and a $1.0 million impairment charge on capitalized mortgage loan servicing rights in the fourth quarters of 2015 and 2014, respectively.  Capitalized mortgage loan servicing rights totaled $12.4 million at Dec. 31, 2015 compared to $12.1 million at Dec. 31, 2014.  As of Dec. 31, 2015, the Company serviced approximately $1.64 billion in mortgage loans for others on which servicing rights have been capitalized.

Non-interest expenses totaled $22.8 million in the fourth quarter of 2015, compared to $22.9 million in the year-ago period.  For the full year of 2015, non-interest expenses totaled $88.5 million versus $90.0 million in 2014  Several categories of expenses declined in 2015 as compared to the year ago period, including occupancy, loan and collection, furniture, fixtures and equipment, FDIC deposit insurance, and credit card and bank service fees.  The declines reflect our efforts to improve our efficiency and was due to the impact of various factors during 2015, including bank branch consolidations and improved asset quality.

The Company recorded an income tax expense of $2.7 million and $9.4 million in the fourth quarter and full-year of 2015, respectively.  This compares to an income tax expense of $1.5 million and $7.2 million in the fourth quarter and full-year of 2014, respectively.  The full year 2014 income tax expense was reduced by a credit of approximately $0.7 million due to a true-up of the amount of unrecognized tax benefits relative to certain net operating loss carryforwards and the reversal of the valuation allowance on a capital loss carryforward that was believed to not be more likely than not to be realized prior to a strategy executed during the second quarter of 2014 that generated capital gains.

Asset Quality

Commenting on asset quality, President and CEO Kessel added:  “We made further progress in improving asset quality during 2015, as evidenced by declines in non-performing assets, loan net charge-offs, and credit related expenses.  In addition, thirty- to eighty-nine day delinquency rates at Dec. 31, 2015 were 0.14% for commercial loans and 0.66% for mortgage and consumer loans.  These early stage delinquency rates continue to be well-managed.”

A breakdown of non-performing loans(1) by loan type is as follows:

Loan Type	12/31/2015	12/31/2014	12/31/2013
	(Dollars in Thousands)
Commercial	$3,572	$4,573	$5,369
Consumer/installment	972	1,595	2,147
Mortgage	6,174	9,056	10,366
Payment plan receivables(2)	5	14	23
Total	$10,723	$15,238	$17,905
Ratio of non-performing loans to total portfolio loans	0.71%	1.08%	1.30%
Ratio of non-performing assets to total assets	0.74%	0.96%	1.64%
Ratio of the allowance for loan losses to non-performing loans	210.48%	170.56%	180.54%

(1)	Excludes loans that are classified as “troubled debt restructured” that are still performing.
(2)	Represents payment plans for which no payments have been received for 90 days or more and where the process to charge the applicable counterparty for the balance due has not been completed. These balances exclude receivables due from counterparties related to the cancellation of payment plan receivables.

Non-performing loans have declined by $4.5 million, or 29.6%, since year-end 2014.  The decline in non-performing loans primarily reflects loan charge-offs, pay-offs, negotiated transactions and the migration of loans into ORE.  ORE and repossessed assets totaled $7.2 million at Dec. 31, 2015, compared to $6.5 million at Dec. 31, 2014.  The slight increase in ORE during 2015 primarily reflects the migration of some income-producing commercial properties into ORE during the last quarter of the year.

The provision for loan losses was a credit of $1.7 million and a credit of $1.1 million in the fourth quarters of 2015 and 2014, respectively.  The provision for loan losses was a credit of $2.7 million and a credit of $3.1 million for all of 2015 and 2014, respectively.  The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans, and loan net charge-offs.  Loan net charge-offs were $0.36 million (0.10% annualized of average loans) in the fourth quarter of 2015, compared to $0.43 million (0.12% annualized of average loans) in the fourth quarter of 2014.  Loan net charge-offs were $0.7 million (0.05% of average loans) and $3.2 million (0.23% of average loans) for all of 2015 and 2014, respectively.  The full year decline in 2015 loan net charge-offs by category were: commercial loans $0.7 million; mortgage loans $1.4 million; and consumer/installment loans $0.4 million.  At Dec. 31, 2015, the allowance for loan losses totaled $22.6 million, or 1.49% of portfolio loans, compared to $26.0 million, or 1.84% of portfolio loans, at Dec. 31, 2014.

Balance Sheet, Liquidity and Capital

Total assets were $2.41 billion at Dec. 31, 2015, an increase of $160.3 million from Dec. 31, 2014.  Loans, excluding loans held for sale, were $1.52 billion at Dec. 31, 2015, compared to $1.41 billion at Dec. 31, 2014, an increase of 7.5%.  In December 2015, the Company purchased $32.6 million of single-family residential fixed rate jumbo mortgage loans from another Michigan-based financial institution.  These mortgage loans were all on properties located in Michigan, had a weighted average interest rate (after a 0.25% servicing fee) of 3.94% and a weighted average remaining contractual maturity of 344 months.

Deposits totaled $2.09 billion at Dec. 31, 2015, an increase of $161.7 million from Dec. 31, 2014.  The increase in deposits is due to growth in checking, savings and time (certificate of deposit) account balances.

Cash and cash equivalents totaled $85.8 million at Dec. 31, 2015, versus $74.0 million at Dec. 31, 2014. Securities available for sale totaled $585.5 million at Dec. 31, 2015, versus $533.2 million at Dec. 31, 2014.  This $52.3 million increase is primarily due to the purchase of asset-backed securities and corporate securities during 2015.

Total shareholders’ equity was $251.1 million at Dec. 31, 2015, or 10.4% of total assets.  Tangible common equity totaled $248.8 million at Dec. 31, 2015, or $11.18 per share.  On Jan. 21, 2016, the Company’s Board of Directors declared a quarterly cash dividend on its common stock of eight cents per share.  This dividend is payable on Feb. 16, 2016 to shareholders of record on Feb. 5, 2016.

The capital ratios for the Company’s wholly-owned subsidiary, Independent Bank, remain significantly above the minimum capital ratios required for the Bank to be considered “well capitalized” for regulatory purposes as follows:

Regulatory Capital Ratios	12/31/2015	12/31/2014		Well Capitalized Minimum

Tier 1 capital to average total assets	10.23%	10.46%		5.00%
Tier 1 common equity to risk-weighted assets	14.43%	n/	a	6.50%
Tier 1 capital to risk-weighted assets	14.43%	15.63%		8.00%
Total capital to risk-weighted assets	15.69%	16.90%		10.00%

Share Repurchase Plan

On Jan. 21, 2016, the Board of Directors of the Company authorized a share repurchase plan.  Under the terms of the share repurchase plan, the Company is authorized to buy back up to 5% of its outstanding common stock.    The repurchase plan is authorized to last through Dec. 31, 2016.

Under its 2015 share repurchase plan (which expired on Dec. 31, 2015), the Company repurchased 967,199 shares (or approximately 4.2% of its beginning of the year outstanding common stock) at a weighted average price of $13.96 per share.

The Company intends and expects to accomplish the 2016 repurchases through open market transactions, though the Company could effect repurchases through other means, such as privately negotiated transactions.  The timing and amount of any share repurchases will depend on a variety of factors, including, among others, securities law restrictions, the trading price of the Company's common stock, other regulatory requirements, potential alternative uses for capital, and the Company's financial performance. The repurchase program does not obligate the Company to acquire any particular amount of common stock, and it may be modified or suspended at any time at the Company's discretion. The Company expects to fund any repurchases from cash on hand.

Earnings Conference Call

Brad Kessel, President and CEO, and Rob Shuster, CFO, will review the quarterly results in a conference call for investors and analysts beginning at 11:00 am ET on Monday, Jan. 25, 2016.

To participate in the live conference call, please dial 1-866-200-8394. Also the conference call will be accessible through an audio webcast with user-controlled slides via the following event site/URL:  http://services.choruscall.com/links/ibcp160125.

A playback of the call can be accessed by dialing 1-877-344-7529 (Conference ID # 10078232). The replay will be available through Feb. 1, 2016.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $2.41 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a 63 office branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our Web site at:  www.IndependentBank.com.

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “contemplates,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “opportunity,” “initiative,” “outcome,” “continue,” “remain,” “maintain,” “on course,” “trend,” “objective,” “looks forward” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Independent Bank Corporation or its management, are intended to identify forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of Independent Bank Corporation's management based on information known to Independent Bank Corporation's management as of the date of this news release and do not purport to speak as of any other date. Forward looking statements may include descriptions of plans and objectives of Independent Bank Corporation's management for future or past operations, products or services, and forecasts of Independent Bank Corporation's revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit trends. Such statements reflect the view of Independent Bank Corporation's management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Independent Bank Corporation's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in general economic, political or industry conditions; changes in monetary and fiscal policies, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in capital and credit markets; the interdependence of financial service companies; changes in regulation or oversight; unfavorable developments concerning credit quality; any future acquisitions or divestitures; the effects of more stringent capital or liquidity requirements; declines or other changes in the businesses or industries of Independent Bank Corporation's customers; the implementation of Independent Bank Corporation's strategies and business models; Independent Bank Corporation's ability to utilize technology to efficiently and effectively develop, market and deliver new products and services; operational difficulties, failure of technology infrastructure or information security incidents; changes in the financial markets, including fluctuations in interest rates and their impact on deposit pricing; competitive product and pricing pressures among financial institutions within Independent Bank Corporation's markets; changes in customer behavior; management's ability to maintain and expand customer relationships; management's ability to retain key officers and employees; the impact of legal and regulatory proceedings or determinations; the effectiveness of methods of reducing risk exposures; the effects of terrorist activities and other hostilities; the effects of catastrophic events; changes in accounting standards and the critical nature of Independent Bank Corporation's accounting policies. Independent Bank Corporation cautions that the foregoing list of factors is not exclusive. For discussion of factors that may cause actual results to differ from expectations, please refer to our filings with the Securities and Exchange Commission. In particular, please refer to “Item 1A. Risk Factors” in Independent Bank Corporation's Annual Report on Form 10-K for the year ended December 31, 2014. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	December 31, 2015	December 31, 2014
	(unaudited)
	(In thousands, except share
	amounts)
Assets
Cash and due from banks	$54,260	$48,326
Interest bearing deposits	31,523	25,690
Cash and Cash Equivalents	85,783	74,016
Interest bearing deposits - time	11,866	13,561
Trading securities	148	203
Securities available for sale	585,484	533,178
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	15,471	19,919
Loans held for sale, carried at fair value	27,866	23,662
Loans
Commercial	748,398	690,955
Mortgage	500,454	472,628
Installment	231,599	206,378
Payment plan receivables	34,599	40,001
Total Loans	1,515,050	1,409,962
Allowance for loan losses	(22,570)	(25,990)
Net Loans	1,492,480	1,383,972
Other real estate and repossessed assets	7,150	6,454
Property and equipment, net	43,103	45,948
Bank-owned life insurance	54,402	53,625
Deferred tax assets, net	39,635	48,632
Capitalized mortgage loan servicing rights	12,436	12,106
Vehicle service contract counterparty receivables, net	7,229	7,237
Other intangibles	2,280	2,627
Accrued income and other assets	23,733	23,590
Total Assets	$2,409,066	$2,248,730

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$659,793	$576,882
Savings and interest-bearing checking	988,174	943,734
Reciprocal	50,207	53,668
Time	387,789	350,018
Total Deposits	2,085,963	1,924,302
Other borrowings	11,954	12,470
Subordinated debentures	35,569	35,569
Vehicle service contract counterparty payables	797	1,977
Accrued expenses and other liabilities	23,691	24,041
Total Liabilities	2,157,974	1,998,359

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	-	-
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 22,251,373 shares at December 31, 2015 and 22,957,323 shares at December 31, 2014	339,462	352,462
Accumulated deficit	(82,334)	(96,455)
Accumulated other comprehensive loss	(6,036)	(5,636)
Total Shareholders’ Equity	251,092	250,371
Total Liabilities and Shareholders’ Equity	$2,409,066	$2,248,730

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2015	2015	2014	2015	2014
	(unaudited)
Interest Income	(In thousands)
Interest and fees on loans	$18,071	$17,869	$17,644	$70,930	$71,823
Interest on securities
Taxable	2,277	1,901	1,718	7,805	6,341
Tax-exempt	240	228	161	907	991
Other investments	278	295	324	1,200	1,400
Total Interest Income	20,866	20,293	19,847	80,842	80,555
Interest Expense
Deposits	1,048	987	1,178	4,009	4,967
Other borrowings	465	465	612	1,847	2,332
Total Interest Expense	1,513	1,452	1,790	5,856	7,299
Net Interest Income	19,353	18,841	18,057	74,986	73,256
Provision for loan losses	(1,677)	(244)	(1,087)	(2,714)	(3,136)
Net Interest Income After Provision for Loan Losses	21,030	19,085	19,144	77,700	76,392
Non-interest Income
Service charges on deposit accounts	3,128	3,294	3,280	12,389	13,446
Interchange income	1,930	2,169	2,172	8,481	8,164
Net gains (losses) on assets
Mortgage loans	1,713	1,812	1,489	7,448	5,628
Securities	(77)	45	(5)	20	329
Other than temporary impairment loss on securities
Total impairment loss	-	-	-	-	(9)
Loss recognized in other comprehensive income (loss)	-	-	-	-	-
Net impairment loss recognized in earnings	-	-	-	-	(9)
Mortgage loan servicing	1,275	(556)	(598)	1,751	791
Title insurance fees	282	281	261	1,156	995
Net gain on branch sale	-	1,193	-	1,193	-
Gain on extinguishment of debt	-	-	500	-	500
Other	1,811	1,881	2,102	7,692	8,931
Total Non-interest Income	10,062	10,119	9,201	40,130	38,775
Non-Interest Expense
Compensation and employee benefits	12,581	12,029	12,447	48,186	47,221
Occupancy, net	1,970	1,940	2,197	8,369	8,912
Data processing	1,986	2,001	1,879	7,944	7,532
Furniture, fixtures and equipment	977	998	1,010	3,892	4,137
Loan and collection	671	816	1,109	3,609	5,392
Communications	773	754	714	2,957	2,926
Advertising	783	406	646	2,121	2,193
Legal and professional	661	519	589	2,013	1,969
FDIC deposit insurance	322	350	332	1,366	1,567
Interchange expense	266	279	179	1,125	1,291
Credit card and bank service fees	195	197	212	797	946
Vehicle service contract counterparty contingencies	30	30	30	119	199
Costs related to unfunded lending commitments	67	26	4	113	31
Provision for loss reimbursement on sold loans	-	(35)	-	(59)	(466)
Net (gains) losses on other real estate and repossessed assets	(7)	5	(90)	(180)	(500)
Other	1,566	1,564	1,649	6,078	6,601
Total Non-interest Expense	22,841	21,879	22,907	88,450	89,951
Income Before Income Tax	8,251	7,325	5,438	29,380	25,216
Income tax expense	2,681	2,278	1,536	9,363	7,195
Net Income	$5,570	$5,047	$3,902	$20,017	$18,021

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2015	2015	2014	2015	2014
	(unaudited)
Per Common Share Data
Net Income Per Common Share
Basic (A)	$0.25	$0.22	$0.17	$0.88	$0.79
Diluted (B)	0.25	0.22	0.17	0.86	0.77
Cash dividends declared per common share	0.08	0.06	0.06	0.26	0.18

Selected Ratios (C)
As a Percent of Average Interest-Earning Assets
Interest income	3.84%	3.85%	3.91%	3.86%	4.03%
Interest expense	0.28	0.27	0.35	0.28	0.36
Net interest income	3.56	3.58	3.56	3.58	3.67
Net Income to
Average common shareholders' equity	8.80%	7.84%	6.19%	7.89%	7.43%
Average assets	0.93	0.86	0.69	0.86	0.80

Average Shares
Basic (A)	22,314,319	22,673,033	22,952,610	22,716,260	22,927,339
Diluted (B)	22,629,107	23,132,682	23,491,133	23,180,470	23,471,059

(A)  Average shares of common stock for basic net income per common share include shares issued and outstanding during the period and participating share awards.

(B)  Average shares of common stock for diluted net income per common share include shares to be issued upon exercise of stock options, restricted stock units and stock units for a deferred compensation plan for non-employee directors.

(C)  Ratios have been annualized.